                                                                     EXHIBIT 3.1




                         CERTIFICATE OF DESIGNATION OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                             ROSS TECHNOLOGY, INC.

          ROSS Technology, Inc., (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          1.     The name of the corporation is ROSS Technology, Inc.

          2. The certificate of incorporation of the Corporation authorizes the issuance of 75,000,000 shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

          3. The Corporation previously authorized a series of Preferred Stock designated the "Series A Convertible" issue of Preferred Stock. The Certificate of Incorporation of the Corporation was amended to delete the Series A Convertible Preferred Stock, such series is no longer authorized and no shares of such series are currently issued and outstanding.

          4. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a "Series B Convertible" issue of Preferred Shares:

          RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                      SERIES B CONVERTIBLE PREFERRED STOCK

          1. Designation And Amount. The shares of such series shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 500,000.

          2.     Dividends.

          (a) The Series B Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor; provided, however, that no dividends shall be declared or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series B Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") unless (i) after the payment of the dividend on the Common Stock and Junior Stock (and the simultaneous dividend on the Series B Preferred Stock) the Company's net worth exceeds the aggregate liquidation preference of the Series B Preferred Stock (provided that this clause (i) shall not apply if the dividend is approved by the holders of a majority of the outstanding shares of Series B Preferred Stock) and (ii) there shall be simultaneous declaration or payment, as applicable, of a dividend upon the Series B Preferred Stock.

          (b) In the case of any dividend being declared upon the Common Stock, the dividend which shall be declared upon each share of Series B Preferred Stock as a condition to such dividend upon the Common Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock acquirable upon conversion of a share of Series B Preferred Stock immediately before the declaration of such dividend, with such conversion being based on the then applicable Conversion Price determined in accordance with
Section 5(a) as of the record date for the declaration of such dividend on the Common Stock.

          (c) In the case of any dividend being declared upon any class of Junior Stock that is convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series B Preferred Stock as a condition to such dividend on Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of Series B Preferred Stock, shall equal the amount of the dividend declared upon each share of such class of Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of such class of Junior Stock, in each case assuming such conversion occurred immediately before the declaration of such dividend.

          (d) In the case of any dividend being declared upon any class of Junior Stock (other than Common Stock) that is not convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series B Preferred Stock as a condition to such dividend on such Junior Stock shall be as determined by the Board of Directors at the time of such declaration.

          (e) Holders of shares of Series B Preferred Stock shall be entitled to share equally, share for share, in all such dividends declared upon the Series B Preferred Stock.

          3.     Liquidation, Dissolution Or Winding Up.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (such Preferred Stock that is senior to the Series B Preferred Stock being referred to hereinafter as "Senior Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Junior Stock, an amount equal to $100.00 per share ("Liquidation Preference") (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other Senior Stock shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series B Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series B Preferred Stock being referred to as "Parity Stock"), shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause (a), holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

          (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

          4.     Voting.

          (a) Series B Preferred Stock shall not be entitled to vote in elections of directors. Series B Preferred Stock shall be entitled to vote on such matters as provided herein and on such other matters as to which such stock is, as a matter of law, entitled to vote.

          (b) With respect to any matter as to which Series B Preferred Stock is entitled to vote, each issued and outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible (as adjusted from time to time pursuant to Section 5 hereof). Except as otherwise provided by law, or by the provisions of paragraph (c) and (d) below, holders of Series B Preferred Stock entitled to vote, shall vote together with the holders of any other Preferred Stock and Common Stock as a single class.

          (c) The consent of holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to amend, modify or repeal any provision of the Certificate of Incorporation (including any provision of the Certificate of Designation of Series B Convertible Preferred Stock) in any manner which would adversely affect the powers, preferences or special rights of the Series B Preferred Stock. The authorization or creation of any shares of any class or series of Senior Stock or Parity Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Senior Stock or Parity Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Senior Stock or Parity Stock shall be deemed to adversely affect the Series B Preferred Stock. The authorization or creation of any shares of any class or series of Junior Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Junior Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Junior Stock shall be deemed not to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.

          (d) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in person or proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to authorize or effect (i) any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation; (ii) any merger or consolidation or other reorganization of the Corporation with or into another corporation; (iii) the acquisition by the Corporation of another corporation whether by means of a purchase of stock or the purchase of all or substantially all of the assets of such corporation or otherwise if holders of the Common Stock of the Corporation are entitled to vote to authorize or effect such acquisition; (iv) a liquidation, winding up or dissolution of the Corporation or adoption of any plan of the same.

          5.     Conversion Rights.

          (a)    Definitions.

                 "Conversion Price" shall mean the Market Price of the Common Stock; except that (i) during the two year period following the initial issuance of shares of Series B Preferred Stock, the Conversion Price shall be equal to $2.50; and (ii) on the occurrence of a Special Conversion Event, the Conversion Price shall be equal to the lower of Market Price and $2.00; provided that the Conversion Price shall in no event be less than $1.00.

                 "Market Price" shall mean, as of any date, the value of the Common Stock, determined based on the average closing sales price for such stock on The Nasdaq National Market (or if not traded thereon, then on the primary exchange on which the Common Stock is then traded) for the last five consecutive trading days immediately prior to the date of determination, as reported by the Wall Street Journal. In the absence of an established market for the Common Stock, the Market Price shall be determined in good faith by the Board of Directors of the Corporation.

                 "Special Conversion Event" shall mean and shall be deemed to occur :

          (i) in the event (x) the Corporation shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, winding-up, liquidation, dissolution or other relief with respect to it or its debts, or (y) the Corporation shall commence any case, proceeding or other action seeking appointment of a receiver, trustee or custodian or other similar official for it or for all or any substantial part of its assets, or if the Corporation shall make a general assignment for the benefit of its creditors, or (z) there shall be commenced against the Corporation, any case, proceeding or other action of a nature referred to in clause (x) or (y) which results in an entry of an order for adjudication or appointment or which remains undismissed for 60 days after commencement; or

           (ii) upon the declaration of the existence of such an event by the holders of a majority of the outstanding shares of Series B Preferred Stock at any time during the ninety day period following any request by the Corporation for funding or credit support from Fujitsu Limited ("Fujitsu") (including any increase in Fujitsu's guarantee of the Corporation's debt or other obligations in excess of $20,000,000, but excluding payments made by Fujitsu in the ordinary course of business or as otherwise expressly agreed in writing by the parties), which request is (a) made with respect to the Corporation's fiscal year 1998 and is in excess of the requirements for funding by Fujitsu set forth in the Corporation's financial plan for the fiscal year 1998 or (b) made with respect to any fiscal period after the Corporation's fiscal year 1998 (each a "Triggering Event"). Failure to declare a Special Conversion Event after any Triggering Event shall not limit the right of the majority holders of the Series B Preferred Stock to declare a Special Conversion Event within the ninety day period following any other or subsequent Triggering Event.

          (b) Each share of Series B Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference per share of Series B Preferred Stock by the

Conversion Price, defined above. On such conversion holders of the Series B Preferred Stock shall be entitled to be paid an amount equal to any declared and unpaid dividends.

          (c) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this paragraph (c), be issuable upon conversion of any Series B Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed based upon the then applicable Conversion Price.

          (d) Whenever the Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series B Preferred Stock at his or its address appearing on the stock register. Such notice shall set forth in reasonable detail the facts requiring such adjustment and the conversion rate that will be effective after such adjustment. If such notice relates to an adjustment resulting from an event referred to in paragraph 6(c), such notice shall be included as part of the notice required to be mailed and published under the provisions of paragraph 6(c) hereof.

          (e) In order to exercise the conversion privilege, the holder of any Series B Preferred Stock to be converted shall surrender his or its certificate or certificates therefore to the Corporation at its principal office, and shall give written notice to the Corporation at such office that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series B Preferred Stock or shares of Common Stock upon conversion thereof and applicable federal and state securities laws. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. In case the notice specifies a name or names other than the holder's name, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of the shares of Common Stock in such name or names. The date of receipt by the Corporation of the certificates and notice shall be the conversion date. As soon as practicable, and in any event within five business days after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, and if applicable, the payment of all transfer taxes, the Corporation shall deliver or cause to be delivered at such office to such holder, (i) a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph (c) of this Section 5 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion; and (ii) if less than the full amount of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates for the number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates less the number of shares of Series B Preferred Stock converted.

          (f) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

          (g) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon upon such surrender. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

          6.    Anti-Dilution and Notice Provision.

          (a) In order to prevent dilution of the right granted hereunder, the Conversion Price (except at such times when the Conversion Price equals the Market Price pursuant to paragraph 5(a)) shall be subject to adjustment from time to time in accordance with paragraph 6(b). At any given time the Conversion Price, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one share of the Corporation's Common Stock upon conversion of shares of Series B Preferred Stock. Upon each adjustment of the Conversion Price pursuant to this Section 6, the registered holder of shares of Series B Preferred Stock shall thereafter be entitled to acquire upon conversion, at the Conversion Price resulting from such adjustment, the number of shares of the Corporation's Common Stock obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of the Corporation's Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

          (b) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or declare a dividend or make any other distribution upon the stock of the Corporation payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision, dividend or distribution shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. For purposes of this paragraph 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, or (y) to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock issued upon the declaration of such dividend or the making of such other distribution.

          (c)   In the event that:

                (1) the Corporation shall declare any cash dividend upon its Common Stock, or

                (2) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

                (3) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

                (4) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

                (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

then, in connection with such event, the Corporation shall give to the holders of the Series B Preferred Stock:

                (i) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address of each such holder as shown on the books of the Corporation.

          (d) If at any time or from time to time on or after the filing date of this Certificate of Designation, the Corporation shall grant, issue or sell any options, convertible securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock of the Corporation, then each holder (as of the date of such grant, issuance or sale) of Series B Preferred Stock shall be entitled to acquire (within thirty
(30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under paragraph 6(c)) and upon the terms applicable to such Purchase Rights either:

          (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series B Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series B Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series B Preferred Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

          (e) If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B

Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in paragraph 6(b) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to paragraph 6(b). .

          7.       No Redemption Rights.

          The Series B Preferred Stock shall not be subject to redemption, whether at the option of either the Corporation or any holder of the Series B Preferred Stock.

          FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Convertible issue of Preferred Shares and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

                       [NEXT PAGE IS THE SIGNATURE PAGE]

          IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Secretary, this 29th day of September, 1997. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.


                                      Name: /s/ FRANCIS S. (KIT) WEBSTER III
                                            --------------------------------
                                            Francis S. (Kit) Webster III
                                            Chief Financial Officer
                                            and Secretary